Exhibit 99.3

February 25, 2025

GIBO Holdings Limited

Unit 2912, Metroplaza, Tower 2

223 Hing Fong Road, Kwai Chung, N.T.

Hong Kong

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-4 (the “Registration Statement”) of GIBO Holdings Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the consummation of the business combination as defined in the Registration Statement, I will serve as a member of the board of directors of the Company.

Yours sincerely,

/s/ Bee Lian Ooi
Bee Lian Ooi